       1                                                      EXHIBIT 11

STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS
Sun Company, Inc. and Subsidiaries
(In Millions Except Per Share Amounts)
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
                                                      For the Three Months
                                                          Ended March 31
                                                      --------------------
                                                          1997      1996
                                                       -------   -------
                                                        (UNAUDITED)
Income (loss) from continuing operations (1)            $ 18.0    $(24.0)
Less: Dividends on preference stock                      (11.0)    (11.0)
                                                        ------    ------
Income (loss) from continuing operations
  attributable to common stock (2)                         7.0     (35.0)
Income from discontinued operations (3)(a)                  --      19.0
                                                        ------    ------
Net income (loss) attributable to common stock (4)      $  7.0    $(16.0)
                                                        ======    ======
Weighted average number of shares
  of common stock and common stock
  equivalents outstanding (5)                             73.0      73.9
                                                          ====      ====
Earnings per share of common stock:
  Income (loss) from continuing operations (2)/(5)        $.10     $(.47)
  Income from discontinued operations (3)/(5)               --       .25
                                                          ----     -----
  Net income (loss) (4)/(5)                               $.10     $(.22)
                                                          ====     =====
Weighted average number of shares of common
  stock and common stock equivalents out-
  standing on a fully diluted basis (6)                   73.0      74.0
                                                          ====      ====
Earnings per share of common stock
 on a fully diluted basis (b):
  Income (loss) from continuing operations (2)/(6)        $.10     $(.47)
  Income from discontinued operations (3)/(6)               --       .25
                                                          ----     -----
  Net income (loss) (4)/(6)                               $.10     $(.22)
                                                          ====     =====

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(a) Reflects income from discontinued international oil and gas production operations. (See Note 2 to the condensed consolidated financial statements.)
(b) Fully diluted earnings per share generally is determined by dividing earnings (losses) by the weighted average number of shares outstanding assuming redemption of the preference shares for common stock utilizing a ratio of two shares of common stock for each outstanding preference share. However, redemption was not assumed since it would have resulted in either an increase in earnings per share or a reduction in the loss per share.